Jennison Natural Resources Fund, Inc.
For the period ended 05/31/09
File number 811-05206

SUB-ITEM 77D
Policies With Respect to Security Investment


JENNISON NATURAL RESOURCES FUND, INC.

Supplement dated December 17, 2008 to the Prospectus dated
July 31, 2008

The fifth paragraph under the heading How The Fund Invests ?
Investment Objectives and Policies is
hereby deleted and replaced with the following:

From time to time, we may supplement our fundamental investment process with quantitative analytics designed to evaluate the Fund?s holdings in order to optimize portfolio construction, and to create an enhanced liquidity profile for the Fund while maintaining investment strategy integrity.
LR00259